Exhibit 10.1

Property Lease Contract

Lessor: Zhejiang Letong Communication Equipment Co., Ltd.

Lessee: UTStarcom Telecom Co., Ltd.

Contract No.:

Date: March 7, 2011

Property Lease Contract

Lessor: Zhejiang Letong Communication Equipment Co., Ltd. (hereinafter referred to as “Party A”)

Company Address: No. 1576, Chunbo Road, Bingjiang District, Hangzhou, Zhejiang Province, China

Legal Representative: Xiangguang SHI (Chairman of Board)

Contact Address: No. 1576, Chunbo Road, Bingjiang District, Hangzhou, Zhejiang Province, China

Tel: 0571-87717777 Fax: 0571-87717777

Lessee: UTStarcom Telecom Co., Ltd. (hereinafter referred to as “Party B”)

Company Address: No. 368 Liuhe Road, Bingjiang District, Hangzhou, Zhejiang Province, China

Legal Representative: Yanya Sheng

Contact Address: No. 368 Liuhe Road, Bingjiang District, Hangzhou, Zhejiang Province, China

Tel: 0571-81920000 Fax: 0571-81925987

This contract (“Contract”) is entered into by and between the Parties hereto in good faith in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations.

CONTRACT

I. Basic Information on the Property for Lease

1.1         The property for lease (“Property”) is located in the Building 2 and 3 of Letong Tech Park at No. 1576 Chunbo Road, Bingjiang District, Hangzhou, Zhejiang Province.  The Parties will separately enter into a property management service agreement in connection with the property services, which will be attached hereto as an appendix.

1.2         Property’s Building Area

Building 2 has a building area of 14176.73 square meters, a public area of 1630.48 square meters and a lease area of 15807.21 square meters. (See Appendix 1 for details).

Building 3’s building area and public area add up to 17175.4 square meters.  The building area and public area are subject to the measurements acceptable to the house administration bureau.

II. Purpose and Nature of the Use

2.1 The Property will be leased by Party B as a research and development center.

2.2 Party B undertakes that it will not change the purpose agreed above without Party A’s written consent or conduct illegal activities during the lease term.

III. Lease Term and Rent Commencement Date

3.1 The lease term is from March 7, 2011 to July 15, 2016.  Party A shall deliver the Building 2 and 3 to Party B on the date hereof.  Upon delivery of the Property, Party B shall enter into a property delivery and acceptance form in writing with Party A.  Party B’s signing of such property delivery and acceptance form shall not constitute Party B’s acknowledgement of the Property’s compliance with the infrastructure conditions and requisite basic conditions required in the memorandum.

3.2 Rent-Free Period:  A rent-free period starting from the date of actual delivery and acceptance and ending July 15, 2011 is available to Party B.  If, following the date of actual delivery and acceptance, the preconditions required for delivery have not been met as per the agreed schedule in accordance with the infrastructure conditions and requisite basic conditions required in the memorandum, the rent-free period agreed to by Party A above shall be extended as provided in Section 5.1 below.  Party B shall have the right to, in its sole discretion, elect to (i) terminate this Contract, in which case Party A shall refund the deposit in full and pay an additional amount of RMB2 million as liquidated damages; or (ii) continue to perform this Contract, in which case, Party A shall bear the portion of lease cost due to any third party for the extended period that is above the rent agreed hereunder and incurred as a result of Party B’s failure to move in the Property as scheduled due to Party A’s delay in meeting the delivery conditions under the memorandum.  During the rent-free period, Party B is not required to pay Party A the rent for the Property, but shall pay 50% of the property management fee for the agreed total lease area for such period.

3.3 The rent commencement date: the day when the rent-free period expires (i.e. July 16, 2011) shall be the rent commencement date.

3.4 Upon expiration of the lease term, if Party B needs to renew the Contract, it shall notify Party A in writing three months in advance.  Under the same terms, Party B shall have the priority to lease the Property.  Before the Parties enter into a renewed contract, Party A shall have the right to, by giving Party B notice and with Party B’s consent, show its clients around the Property at any reasonable time during the last three months of the lease term.  If Party B cannot enjoy the priority to lease because of Party A, Party A shall indemnify Party B for its losses.

IV. Rent Payment and Deposit

4.1 The daily rent for the Property is calculated per every square meter of the building area plus the public area (“Lease Area”) as follows:

The Lease Area of Building 2 is 15,807.21 square meters, with a rent of RMB1.1 per day per square meter.  The yearly rent (a year=365 days) shall be RMB 6,346,594.82, i.e. six million three hundred forty-six thousand five hundred ninety four yuan eighty two fen.

The Lease Area of Building 3 is 17,175.4 square meters, with a rent of RMB1.45 per day per square meter.  The yearly rent (a year=365 days) shall be RMB 9,090,080.45, i.e. nine million ninety thousand and eighty yuan forty-five fen.

During the term of this Contract, Party B shall comply with the administrative regulations of the Park which have been acknowledged and agreed to by the Parties.  If Party A incurs losses due to any failure to comply with such regulations, Party A shall have the right to deduct such losses from the deposit upon the Parties’ written confirmation.

4.2 During the lease term, the rent shall remain unchanged for the first three years and increase 9% annually from the fourth year.  The rent after the increase shall equal to (1+9%) x the rent income for the previous year.

4.3 Upon execution of this Contract, Party B shall pay Party A an amount of RMB 3,000,000 (three million) as the deposit for leasing the Property (“Deposit”).  The deposit in the amount of RMB 600,000 (six hundred thousand) as agreed in the letter of intent between Party A and Party B shall offset such Deposit.  Party A shall refund the Deposit without interest within 20 days after the lease is terminated, the utility bills are paid, and the Property is properly returned.  Party B shall pay the balance of the Deposit to Party A within 20 working days after the date of this Contract.   Party A shall issue a receipt to Party B upon receiving the Deposit.  Party B shall pay Party A the rent for the first quarter upon receipt of Party A’s invoice 15 days prior to the expiration of the rent-free period.  Subsequently, Party B shall pay Party B a lump sum as the rent for each quarter 10 days prior to the beginning of such quarter.  Party B shall pay liquidated damages equivalent to 0.1% of any overdue rent for every seven days past due.

4.4 Party B shall remit the amount due to the following account of Party A:

Beneficiary Bank: Agricultural Bank of China Hangzhou Gaoxin Sub-branch

Account Name: Zhejiang Letong Communication Equipment Co., Ltd.

Account Number: 19-045301040006073

Tax Number: 33010077083970X

Party A shall promptly notify Party B of any change to Party A’s account; otherwise, any liabilities arising thereof shall be solely borne by Party A.

V. Ancillary Facilities of the Property

5.1 Party A shall complete the construction of basic ancillary facilities and meet the basic conditions for delivery at the time agreed in the memorandum attached hereto.  If the delivery is delayed because of Party A, an extended rent-free period shall be granted to Party B and the length of such extended period shall equal to that of the delayed period.

5.2 The Parties shall separately enter into a property management service agreement with the property management agency of this Property and agree on the property management fee.

5.3 Electricity: an expanded 4000KV industrial power capacity is available (the cost of 1,000KV shall be borne by Party A; for the rest 3,000KV, 30% and 70% of the cost shall be borne by Party A and Party B respectively).  By mutual agreement, Party A shall be responsible for installing a standalone electric meter for Party B, and Party B agrees that the electric charges incurred (including the initial meter charges) shall be collected per kilo watt-hour in accordance with the national standards.

5.4 Water: Party A shall be responsible for installing a standalone water meter for Party B and Party B agrees that the water charges incurred shall be collected per ton in accordance with the national standards.  The normal difference between the reading of Letong’s main meter and that of all sub-meters shall be shared reasonably by the Parties by mutual agreement.

5.5 Central Air-conditioning System: Party A shall be responsible for maintaining, servicing and cleaning the central air-conditioning system.  Party B is not required to bear any air-conditioning charges, but shall only pay electric charges incurred from using the air-conditioner as provided in Section 5.3.

5.6 Telephone: Party B shall be responsible for applying for telephone lines and the charges incurred.  If Party A’s support is required, Party A undertakes to provide support to facilitate Party B’s office requirements.

5.7 Broadband Connection (or ADSL): Party B shall be responsible for applying for the broadband connection and the charges incurred.  If Party A’s support is required, Party A undertakes to provide support to facilitate Party B’s office requirements.

5.8 All water and electric charges actually incurred by Party B after the delivery of the Property shall be paid to Party A within 15 days upon receipt of the utility bills settlement statement.  For electric charges, a formal tax invoice will be provided; for water charges, a formal tax receipt will be provided.  If the water or electricity supply is terminated because of Party A, Party B shall have the right not to pay the rent for the period during which the water or electricity supply is not available.   If any losses occur to Party B’s production or operation, Party A shall compensate Party B for such losses.

Party B shall bear the liquidated damages for late payment of the water or electric charges it incurs.  If any liabilities or losses occur as a result of the termination of water or electricity supply due to the aforementioned late payment, such liabilities or losses shall be borne by Party B.

5.9 Party A agrees to provide Party B with 15 underground parking spaces and 15 above-ground parking spaces for free.  Party B shall pay RMB 100/month for any additional underground parking space and RMB 150/month for any additional above-ground parking space for its motor vehicles.  The parking spaces for non-motor vehicles are free.  Party A shall ensure that 500 parking spaces for non-motor vehicles (bicycles and electric vehicles) and 400 parking spaces for motor vehicles (including 124 underground ones and 190 above-ground ones) are available to Party B.  If the parking spaces are not enough, the Parties shall jointly apply to the relevant department for more spaces.

VI. Fitting-out of the Property

6.1 Upon execution of this Contract by the Parties, Party B may carry out fitting-out works subject to relevant provisions in this Section.

6.2 Party A agrees that Party B may carry out fitting-out works for the Property for the purpose agreed hereunder.  The fitting-out works shall not damage the main structure of the Property and the fitting-out plan shall be reviewed and approved by Party A in writing and submitted to relevant authorities for examination and approval before the fitting-out works are carried out.  Subject to the mandatory provisions of the State, Party A shall review and approve the plan within two days.

6.3 All costs incurred during the fitting-out works shall be borne equally by Party A and Party B as provided in the memorandum as attached.

6.4 Upon completion of the fitting-out works by Party B and acceptance of the works by relevant authorities, relevant materials shall be filed with Party A, including the completion-related materials and drawings.

6.5 Party B shall be liable for any disputes, claims, actions, arbitrations and other issues arising out of Party B’s fitting-out works and shall bear any losses incurred by Party A as a result.  Party A shall be liable for any disputes, claims, actions, arbitrations and other issues arising out of Party A’s fitting-out works and shall bear any losses incurred by Party B as a result.

VII. Requirements for Use and Maintenance of the Property

7.1 During the lease term, Party A shall check and repair the Property and the ancillary facilities provided upon commencement of the lease once every half year.  Party B shall provide active support and shall not obstruct the repairs.  The costs for regular major repairs shall be borne by Party A.  If Party B finds any part of the Property that requires Party A’s repairs, Party A shall, within 24 hours upon receipt of Party B’s notice, send personnel to carry out repairs.  If Party B cannot use the Property because of the repairs or severe damages to the Property, Party B shall be exempt from rent for relevant part of the Property until the repairs are done.

7.2 Party B shall be responsible for the regular repairs of the fixtures and facilities it adds to the Property.  The costs for such repairs shall be borne by Party B.

7.3 All losses and repair costs incurred for the Property and related equipment due to Party B’s improper use shall be borne by Party B.

7.4 During the lease term, if any government department requires rectification and improvement of the part of the Property for which Party B carries out fitting-out works, Party B shall make changes to the fitting-out works as required and bear all liabilities and costs incurred from such changes.

VIII. Sublease

Without prejudice to the interests of Party A or other lessees and subject to the purpose of this Property, Party B may sublease part of the Property or have such part used by any other person with 30 day’s notice to Party A.  All liabilities arising during the sublease shall be borne by Party B.  The sublease term shall not exceed the lease term hereunder.

IX. Safety Responsibility

Party B and Party A shall be jointly responsible for fire control and security, managing and keeping inflammable, explosive and toxic materials properly, furnishing firefighting equipment (in addition to those required to be installed by Party A)according to relevant regulations, and using electricity properly.

X. Return of Property

10.1 Party B shall return the Property within 10 days of expiration of the lease term.  If Party B fails to return the Property within such period without Party A’s consent, Party B shall pay Party A an amount equal to twice of the daily rent for the area of the Property actually possessed each day from the day when Party B is required to return the Property to the day when Party B actually return the Property.  During such period, Party B shall cooperate with Party A if Party A shows a prospective lessee around the Property.

10.2 Before returning the Property, Party B shall clean up the Property.  The Property shall be in usable condition when it is returned.  Both Parties shall settle their own costs.

10.3 Upon expiration of this Contract, or Party B’s early withdrawal from the Property or termination of the lease according to law, Party B is not required to reinstate the Property, and may remove its own facilities from the Property.  However, Party B shall not dismantle any embedded fixtures as such dismantle may damage the Property.  For any decorations irremovable from the Property, if the lease is terminated due to Party A’s breach of contract, Party A shall indemnify Party B as per the residual value or present value (subject to evaluation) of such decorations; if the lease is terminated due to Party B’s breach of contract, Party A shall not indemnify Party B as per the residual value of such decorations; instead, if Party A agrees to utilize such decorations, Party A shall compensate Party B appropriately as per the present value of such decorations; if the lease is terminated due to force majeure or any changes of circumstances, the Parties shall jointly bear the residual value.  Upon expiration of the Contract, for any irremovable but useful part of the Property, if Party A agrees to utilize such part, Party A shall compensate Party B appropriately as per the present value of such part by mutual agreement.

10.4 Upon termination of this Contract, Party B shall remove all of its properties from the Property within 10 working days.  If Party B fails to do so within such period, Party A shall have the right to remove such properties at Party B’s expense.

10.5 If the registered place set forth on Party B’s business license is where the Property is located, Party B shall complete the procedures for changing or cancelling the registered place within 60 days upon termination of this Contract.  If Party B fails to do so within such period causing losses to Party A, such losses shall be borne by Party B.

10.6 Upon termination of this Contract, and after Party B fulfills its obligations provided in Section 10.1, 10.2 and 10.4 and completes the procedures for cancelling the telephone line, broadband connection and other utility services, Party A shall refund the Deposit to Party B without interest.

XI. Liability to Third Parties and Damages

During the performance of this Contract, in the event of any third party’s claim, litigation, arbitration and other disputes against Party A due to Party B and/or its sub-lessee’s reason or act, any costs incurred by Party A as a result, including without limitation any indemnification/compensation, attorney’s fees, litigation fees, investigation fees, etc., shall be borne by Party B, provided such costs shall not exceed Party B’s income from subleasing all or part of the Property for the past 12 months.

XII. Force Majeure

Upon effectiveness of this Contract, if all or part of the obligations hereunder cannot be performed because of any force majeure event, the obligated party may be exempt from such obligations, provided that the obligated party shall promptly notify the other party in writing as of the date of such force majeure event and produce relevant supporting documents within 30 days.

XIII. Conditions for Amending or Terminating the Contract

13.1 During the lease term, Party B may, by three months’ notice to Party A, increase or reduce the leased area according to its business development needs.  In case of reduction of leased area, Party B shall pay Party A an indemnity of three months’ rent for the reduced leased area for Party A’s vacancy loss.

13.2 During the lease term, this Contract shall be terminated unconditionally under any of the following circumstances, neither party shall be liable to the other party for breach of contract, and the rent shall be settled on a daily basis.

13.2.1 Any force majeure event provided in Section 12 hereof occurs;

13.2.2 The Property is confiscated by the government for public interests in accordance with the law;

13.2.3 The Property is included in the buildings to be removed for government or urban construction needs in accordance with the law;

13.2.4 Party A and Party B mutually agree to the termination of this Contract and that neither party shall be liable to the other party.

13.2.5 Any other circumstances as provided by laws and regulations.

In the confiscation and removal mentioned above, Party A shall promptly notify Party B upon confirmation by the government.  If Party A fails to do so, Party A shall not be exempted from its obligations under either of such circumstances.  Party A shall compensate Party B for the fitting-out, re-location and other costs incurred by Party B with the compensation received by Party A.

13.3 Party A shall have the right to terminate this Contract and claim against Party B for breach of contract under any of the following circumstances:

13.3.1 Party B delays paying the rent for thirty days without due cause and fails to pay the rent after receiving Party A’s written notice of such delay;

13.3.2 Party B uses the Property for any illegal purpose or conducts any illegal activities in the Property;

13.3.3 Party B breaches firefighting regulations and does not begin to rectify such breach within 15 working days after the fire department issues a rectification notice;

13.3.4 Any other circumstance that is attributable to Party B, in which Party A is permitted by laws and regulations to recover the Property.

13.4 Party B shall have the right to terminate this Contract or not to pay the relevant rent or request an extension of the rent-free period under any of the following circumstances,  and hold Party A liable for breach of contract and require Party A to indemnify Party B against the consequential losses, including without limitation refunding the Deposit, paying additional liquidated damages in the amount of RMB 2 million and making up the deficiency if such amount is not sufficient to cover the losses:

13.4.1 The Property delivered by Party A does not conform to the provisions hereof or the matters agreed in Appendix 2 — Memorandum have not been completed on time, which affects Party B’s operation or production.

13.4.2 The Property delivered by Party A has any defect, which threatens Party B’s safety;

13.4.3 Party A does not assume the repairing obligation in violation of the provisions hereof, causing Party B’s inability to continue to use the Property.

13.4.4 Party A fails to provide the materials required for filing with the fire and environmental protection departments and a delay of over fifteen days or failure to pass the examination as well as the inspection and acceptance for fire prevention and environmental protection due to any other cause attributable to Party A, causing Party B’s inability to conduct research, development or production normally; however, Party A shall not be liable for any failure to pass the above-mentioned examination, inspection and acceptance caused by Party B.

13.4.5 Any third party claims the Property, leading to Party B’s inability to use the Property;

13.4.6 The Property is confiscated by the competent authority or there is any dispute over the title of the Property;

13.4.7 Any other circumstance attributable to Party A that affects Party B’s normal research, development or production.

XIV. Other Responsibilities of the Parties to Be Specified

14.1 Party A’s Responsibilities

14.1.1 Party A shall undertake that the title of the Property is clear and free of any dispute, that the Property is safe and compliant with the provisions for fire prevention and other mandatory provisions.  In the event of any property loss or personal injury to Party B due to the Property’s safety liability caused by Party A, Party A shall assume such liability.  If Party A is not entitled to lease the Property or the title of the Property is not clear, Party B shall have the right to terminate this Contract with no liability for all damages.  In such case, Party A shall refund the Deposit in full and pay Party B an amount of RMB 2 million as liquidated damages.  If such amount is not sufficient to cover Party B’s losses, Party A shall make up the deficiency.

14.1.2 Party A shall assist Party B in applying for the business license and the relevant application procedures required for the fitting-out works, and provide all required documents, drawings, technical data, etc.

14.1.3 During the lease term, if the title of the Property changes, Party A shall notify Party B and ensure Party B’s right to continued lease.  This Contract shall be valid to the assignee of the Property and all rights and obligations hereunder shall remain unchanged.  If Party B cannot continue to lease the Property due to such change, Party A shall indemnify Party B for the losses incurred, refund the Deposit and pay another amount of RMB 2 million as liquidated damages.

14.1.4 Party A shall pay any administrative taxes and fees arising out of the lease; if any charges that are not listed herein but related to the Property are imposed by relevant government departments, the responsible party shall bear such charges.

14.1.5 During the term of this Contract, in the event of any merger, acquisition, insolvency, bankruptcy, liquidation relating to Party A or any auction of the Property or any frozen property or any other circumstance that may affect Party A’s rights and obligations or Party B’s rights hereunder, Party A shall notify Party B in advance or notify Party B immediately upon occurrence of such circumstances, and shall ensure Party B’s rights hereunder are not affected by such circumstances.  If this Contract cannot be performed under any of the above-mentioned circumstances, Party A shall refund the Deposit in full and pay an amount of RMB 2 million as liquidated damages, and indemnify Party B for additional charges based on the reasonable rent paid by Party B for another property of similar type during the term of this Contract.

14.2 Party B’s Responsibilities

14.2.1 Party B shall use the Property as agreed hereunder, and undertake that all business activities conducted within the Property are in compliance with Chinese laws and regulations.

14.2.2 Party B undertakes to pay the rent, property service fee and other charges required to be paid under this Contract within the term as agreed hereunder.

14.2.3 Party B shall use the Property properly and ensure the Property is well maintained.

14.2.4 Party B shall comply with the administration provisions of Party A’s property management department.  The entrance and exit of Party B’s vehicles shall be in compliance with the property management department’s parking administration and arrangements.

14.2.5 Party B’s relevant business activities within the Property shall be in compliance with the State’s relevant provisions.

XV. Liability for Breach

15.1 Except as required by law or under this Contract, if Party B vacates the Property prior to the expiration of the lease term, Party B shall terminate this contract upon a six-month notice to Party A, pay Party A an amount of RMB 2 million as liquidated damages (such amount to be deducted directly from the Deposit) and indemnify Party A against any losses.  If the Deposit has any balance after such amount of liquidated damages is deducted, Party A shall return such balance to Party B.

15.2 If either Party breaches the Contract during the lease term, the breaching Party shall pay liquidated damages to the non-breaching Party as agreed hereunder.

15.3 If Party A terminates this Contract except as required by law or as agreed hereunder, Party A shall notify Party B six months in advance.  After Party B agrees to such termination and returns the Property to Party A promptly, Party A shall refund the Deposit in full without interest, pay an additional amount of RMB 2 million to Party B, and indemnify Party B against any losses.

15.4 Under this Contract, either Party’s aggregate indemnity to the other Party shall not exceed six months’ rent (any losses relating to the fitting-out works against which Party B shall be indemnified and which are caused by Party B’s inability to continue to lease the Property as agreed hereunder due to Party A’s breach of contract or the Property’s assignment to a third party (such losses shall be evaluated and determined by a third party appointed by both Parties and the evaluated residual value shall be depreciated over five years) and  any additional charges based on the reasonable rent paid by Party B for another property of similar type during the term of this Contract are not included in this limit).

XVI. Contact Information

Both Parties shall use the addresses expressly first above written as their contact addresses.  In case of any change to such addresses, the Party related to such change shall notify the other Party promptly; otherwise, the first Party shall assume any liability arising.  If the sending Party sends a mail to the receiving Party’s address listed above, it shall be deemed the mail is delivered.  After Party B moves into the Property as agreed hereunder, Party B’s address shall be the address of the Property.  Party A shall deliver relevant notices to Party B’s administrative division.  All written communications between the Parties shall be sent by EMS (or courier).

XVII. Dispute Resolution

Any disputes arising during the performance of this Contract shall be settled by the Parties through consultations; if no agreement can be reached through consultations, a suit may be filed with a people’s court in the jurisdiction where the Property is located.

XVIII. Effectiveness and Miscellaneous

18.1 This Contract shall become effective after it is signed and sealed by the Parties.

18.2 Everything involved in this Contract shall be treated as trade secrets.  Both Parties are obligated to keep such trade secrets confidential and shall not disclose relevant information to third parties for any reason; otherwise, the disclosing Party shall indemnify the other Party against all loses arising out of such disclosure.

18.3 If any provisions hereof are held invalid or illegal, but the force and effect of the remaining provisions are not affected in accordance with the law, the Parties shall continue to perform such remaining provisions.

18.4 Anything not covered herein shall be complemented by the Parties by amendments.  If there is any inconsistency between the amendments and this Contract, the amendments shall control.

18.5 This Contract is made out in four counterparts.  The Parties shall hold one counterpart each; and the lease and registration departments shall also keep one counterpart each.

Appendix 1: Schedule of UTStarcom’s Leased Area in Building 2

Appendix 2: Memorandum

Appendix 3: Requirements for the Reconstruction of UTStarcom’s Cafeteria

Appendix 4: Property Management Service Agreement

[Signature Page]

The Parties:

Party A’s Seal:	Party B’s Seal:
Zhejiang Letong Communication Equipment Co., Ltd.	UTStarcom Telecom Co., Ltd.

Legal Representative/Head:	Legal Representative/Head:

March 7, 2011	March 7, 2011